Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of August 23, 2022, by and between Digital Ally, Inc., a Nevada corporation (the “Non-surviving Entity”) and DGLY Subsidiary Inc., a Nevada corporation (the “Surviving Entity”), is entered into pursuant to Chapter 92A of the Nevada Revised Statutes (the “Act”). The Surviving Entity and the Non-surviving Entity are sometimes referred to collectively herein as the “Constituent Entities”.

ARTICLE I - PARTIES; PRINCIPAL TERMS

1.01 Parties. The names and the states of organization of the Constituent Entities are as follows:

Name	State of Organization	Type of Entity

Digital Ally, Inc.	Nevada	Corporation

DGLY Subsidiary Inc.	Nevada	Corporation

The name and mailing address of the Surviving Entity is DGLY Subsidiary Inc., 14001 Marshall Drive, Lenexa, KS, 66215.

All membership interest of the Surviving Entity is owned by the Non-surviving Entity.

1.02 Merger. At the Effective Time (as defined in Paragraph 2.01 below), the Non-surviving Entity shall be merged with and into the Surviving Entity, the separate existence of the Non-surviving Entity shall cease, and the Surviving Entity, as the surviving entity, shall continue to exist by virtue of and shall be governed by the laws of the State of Nevada (such actions, collectively, the “Merger”).

1.03 Organizational Documents and Bylaws. The organizational documents and bylaws of the Surviving Entity as in effect prior to the Effective Time, respectively, shall be and remain the organizational documents and bylaws of the Surviving Entity, respectively. As of the Effective Time, there are no desired changes to the Surviving Entity’s organizational documents or bylaws.

1.04 Officers and Directors. The officers and Directors of the Surviving Entity prior to the Effective Time, if any, shall be and remain the officers and Directors of the Surviving Entity.

1.05 Termination. The Merger may be abandoned and this Agreement terminated by agreement of the Members of any Constituent Entity at any time prior to delivery of the merger documentation as set forth in Section 2.01 below.

ARTICLE 2 - MODE OF CARRYING MERGER INTO EFFECT

2.01 Articles of Merger; Effective Time. After adoption of this Agreement and prior to the Effective Time, statements, certificates, or articles of Merger (as applicable) conforming to the requirements of the respective provisions of the Act shall be delivered for filing with the Secretary of State of the State of Nevada. The Merger shall become effective upon the later of (a) the filing of the articles of merger with the Secretary of State of the State of Nevada, (b) the date the Constituent Entities obtain a market effective date from the Nasdaq Stock Market LLC, and (c) such other date and time as the Constituent Entities shall agree and specify in the articles of merger (the “Effective Time”).

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2.02 Vesting of Rights and Assumption of Obligations. At the Effective Time, the Surviving Entity, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and shall possess and be vested with, all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Entities. All property of every description and every interest therein of all the Constituent Entities on whatever account shall thereafter be deemed to be held by or transferred to, as the case may be, and vested in, the Surviving Entity. The Surviving Entity shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Entities; and any claim existing or action or proceeding pending by or against any of such Constituent Entities may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Entity may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any of the Constituent Entities shall be impaired by the Merger. From time to time, as and when required by the Surviving Entity or by its successors and assigns, the Non-surviving Entity shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Entity may deem necessary in order to carry out the intent and purposes of this Agreement.

article iii - CONVERSION OF OWNERSHIP INTERESTS

3.01 Conversion of Ownership. At the Effective Time, each ownership interest and right to ownership interest of the Non-surviving Entity outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become the right to receive an equivalent ownership interest or right to ownership interest in the Surviving Entity in consideration for the surrender of ownership interest or right to ownership interest pursuant to Section 3.03 below. For avoidance of doubt, at the Effective Time, each outstanding ownership interest and right to ownership interest of the Surviving Entity held by the Non-surviving Entity immediately prior to the Merger shall be retired and canceled.

3.02 Ownership of Non-surviving Entities. At the Effective Time, all of the ownership interests and rights to ownership interest of the Non-surviving Entity shall, without any action on the part of the holder thereof, be automatically cancelled and the certificate therefor, if any, shall be surrendered and cancelled, without the issuance of any additional ownership interests thereof.

ARTICLE IV – OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

4.01 Officers. The officers of the Non-surviving Entity immediately prior to the Effective Time shall be the officers of the Surviving Entity immediately after the Effective time, each to hold office in accordance with the provisions of the Act, the Surviving Entity’s organizational documents and bylaws until their respective successors shall have been appointed or elected.

4.02 Directors. The directors of the Non-surviving Entity immediately prior to the Effective Time shall be the directors of the Surviving Entity immediately after the Effective time, each to hold office in accordance with the provisions of the Act, the Surviving Entity’s organizational documents and bylaws until their respective successors shall have been appointed or elected.

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article v - MISCELLANEOUS

5.01 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

5.02 Amendment and Modification. No amendment to this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each party.

5.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.05 Governing Law. This Agreement shall be governed by, and construed in accordance with the Act, and otherwise in accordance with the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

5.06 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.07 Expenses. If the Merger becomes effective, the Non-surviving Entity shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, the Surviving Entity shall pay all expenses incurred in connection with all the proceedings taken in respect of this Agreement or relating thereto.

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IN WITNESS WHEREOF, the undersigned have entered into this Agreement and Plan of Merger as of the day and year first above written.

SURVIVING ENTITY

DGLY Subsidiary Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

NON-SURVIVING ENTITY

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

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